AGREEMENT FOR AUTHORIZED GENERIC AND
ACQUISITION OF DERMATOLOGY PRODUCTS

        THIS AGREEMENT is entered this 18th day of October, 2006 by and between River’s Edge Pharmaceuticals LLC (“River’s Edge”) and Auriga Laboratories, Inc. (“Auriga”).

        WHEREAS Auriga manufactures and distributes pharmaceutical products under the brand names Extendryl® and Levall™ (the “Branded Products”).

        WHEREAS Rivers Edge desires to distribute a generic equivalent of the Branded Products and Auriga desires to authorize the distribution by River’s Edge of generic equivalent products all on the terms and conditions set before below.

        For and in consideration of the foregoing and the terms, conditions, and agreements set forth below, the Parties agree as follows:

1.	Triggering Event: Upon written notice by River’s Edge or Auriga to the other that a pharmaceutical product is being distributed or is planned to be distributed within the next 30 days in competition with any of the Branded Products, “Targeted Products”, River’s Edge shall commence marketing and distributing under River’s Edge’s label, a generic equivalent of the Targeted Product as the Generic authorized by Auriga (“Authorized Generic”). In marketing and distributing the Authorized Generic product or products, River’s Edge will not use a tradename or trademark confusingly similar to the Branded Products.

2.	Commissions: At the commencement of the distribution by River’s Edge of an Authorized Generic of any of the Branded Products, River’s Edge shall receive 30% of the net sales as (“Net Sales”) defined below of the Authorized Generic as well as 30% of the Net Sales of the Targeted Branded Product for which an Authorized Generic is being distributed by River’s Edge.

a.	River’s Edge will provide all distribution services for the Authorized Generic and will invoice customers directly. River’s Edge will provide Auriga with a monthly accounting of all Authorized Generic sales seven (7) days after the end of the month.

b.	The parties may from time to time and at any time add other products to the definition of “Branded Products” for the purpose of this Agreement, such products to include all other products sold be Auriga that are the subject to or threatened by generic competition and for which Rivers Edge provides or helps employ a strategy to effectively eliminate the generic competition or threat, including but not limited to the removal of the generic or threatened generic from the Market.

“Net Sales” shall mean the gross amount received from unaffiliated third parties, less cost of goods sold, less returns and less (i) customary quantity, trade and/or cash discounts, chargebacks, returns, allowances, rebates (including any and all federal, state or local government rebates, e.g. Medicaid rebates) and price adjustments allowed or given; (ii) sales and other excise taxes and duties directly related to the sale, to the extent such items are included in the gross invoice price; and (iii) royalties paid to third parties.

3.	Additional Products: On or before October 17, 2006, River’s Edge shall present to Auriga five single source dermatology pharmaceutical formulations along with a manufacturer acceptable to Auriga suitable for sale as DESI brands, each of which shall also be suitable for a Section 5.05(b)(2) NDA (the “DERM Product”). Auriga shall own the formulations and all intellectual property associated therewith after approval from FDA. Should Auriga reject any formulation for a DERM Product within seven (7) days of presentation by River’s Edge, River’s Edge shall within seven (7) days of the rejection by Auriga present additional formulations for DERM Products until five (5) DERM Products have been accepted by Auriga. Auriga shall have no rights to any such DERM Product rejected and shall not reveal any information concerning the rejected formulation. Each DERM Product shall be ready for commercial launch by January 15, 2007.

a.	On or before January 1st 2008 Auriga shall file at its own expense a Section 505(b)(2) NDA for each of the Derm Products and will seek pre-IND meetings for the Derm Products by June 30, 2007.

b.	On or before March 15, 2007, Auriga shall have at least 30 sales representatives in the field who will have responsibility for sales and presales of the Derm Products. Auriga shall commence sales or presales activity for the Derm Products no later than January 15, 2007.

c.	Each Derm Products shall be a Branded Product under the provisions of paragraphs 1 and 2 above.

d.	Auriga will have naming rights and will own any and all trademarks associated with the DERM Products

e.	Auriga may file patents relating to the DERM Products and will own all inventions relating therefrom.

f.	River’s Edge shall receive 30% of Net Sales (as defined above) for all sales of Derm Products effective January 1, 2007 including any Authorized Generic.

4.	Press Release: The parties will issue a press release announcing the relationship promptly after signing. Auriga shall draft and provide the press release to River’s Edge for review and approval prior to releasing. In addition, except as compelled to be disclosed by judicial or administrative process or by other requirements of law, legal process, rule or regulation (including to the extent required in connection with any filings made by the parties or their controlling affiliates with the Securities and Exchange Commission or FDA) all public announcements regarding the relationship to third parties, including without limitation any disclosure regarding the transactions contemplated hereby, shall require the prior approval of both parties.

5.	Payment: All amounts due the Parties hereunder shall be paid quarterly within 30 days of the close of the calendar quarter. The Parties may agree on a quarterly basis to offset amounts payable and receivable and make payments on a “net” basis per quarter.

6.	No Partnerships: Nothing contained herein shall create or be deemed to create a partnership or joint venture between the parties.

7.	Audit: With respect to sales of products on which amounts are payable to River’s Edge hereunder, River’s Edge may (no more often than once in each calendar year) request an audit of Auriga’s books and records by a third party auditor mutually acceptable to Auriga and River’s Edge. For the term of this Agreement, plus three (3) years, Auriga shall keep full, true and accurate books of account sufficient to determine the amounts due hereunder to River’s Edge. If any such auditor determines that the amounts paid were less than the amounts actually due for the period in question, Auriga shall promptly pay River’s Edge the amount owed. If any such auditor determines Auriga paid River’s Edge amounts greater than the amounts actually due for the period in question, Auriga shall be entitled to deduct any such excess amounts that have actually been paid from amounts payable to River’s Edge hereunder in the future.

8.	Term: The term of this Agreement shall commence on date hereof and shall terminate on October 31, 2016.

9.	Time is of the essence hereof.

10.	Entire Agreement: This Agreement contains the entire agreement and between the parties hereto concerning the subject hereof.

ACCEPTED AND AGREED:
AURIGA LABORATORIES, INC	RIVER’S EDGE PHARMACEUTICALS LLC
By: /s/ Philip S. Pesin	By: /s/ Brendan J. Murphy
Philip S. Pesin	Brendan J. Murphy
Chief Executive Officer	President

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